Exhibit 5.1
FORM OF OPINION OF McGUIREWOODS LLP
[McGUIREWOODS LLP LETTERHEAD]
[ _____________________ , 2007]
Board of Directors
Hamilton Beach, Inc.
4421 Waterfront Drive
Glen Allen, Virginia 23060
Ladies and Gentlemen:
     We have acted as counsel to Hamilton Beach, Inc. (the “Company”) in connection with the Registration Statement on Form S-1 (333-_________) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission, to register under the Securities Act of 1933, as amended (the “Act”), the distribution of up to # shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and up to # shares of the Company’s Class B Common Stock, par value $0.01 per share (together with the Class A Common Stock, the “Shares”). The Shares will be distributed in connection with the spin-off of the Company (the “Spin-Off”) from NACCO Industries, Inc., a Delaware corporation (“NACCO”), pursuant to the terms of the Amended and Restated Spin-Off Agreement, dated as of April 25, 2007, among the Company, NACCO, Housewares Holding Company and Hamilton Beach/Proctor-Silex, Inc. (the “Spin-Off Agreement”).
     In rendering this opinion, we have examined:
(1)	the Registration Statement;

(2)	the Spin-Off Agreement;

(3)	the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws;

(4)	certificates of public officials and officers of the Company;

(5)	documents and records of the Company (or copies of such documents and records certified or otherwise authenticated to our satisfaction); and

(6)	such other documents, certificates and records as we have deemed necessary as a basis for such opinion.

Board of Directors
Hamilton Beach, Inc.
______, 2007

     With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified or reproduced copies.
     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.
     This opinion is limited to the laws of the United States of America and the General Corporation Law of the State of Delaware and we express no opinion as to the laws of any other jurisdiction.
     We consent to the reference to us under the heading “Legal Matters” in the prospectus that is part of the Registration Statement, and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,